Exhibit 99

Contact:	W. Scott McLain, Senior Vice President and Chief Financial Officer (405) 280-7507

SONIC REPORTS 15% EARNINGS PER SHARE INCREASE
FOR FIRST NINE MONTHS

New Drive-In Development Proceeds at Record Pace

OKLAHOMA CITY (June 23, 2003) – Sonic Corp. (NASDAQ/NM: SONC) today announced results for the third quarter and nine-month period ended May 31, 2003. Key factors in the company’s third quarter performance included a strong increase in franchising income fueled by increased new drive-in openings, continued leverage of corporate-level expenses, and a positive impact from the use of excess cash flow to repurchase company stock over the last several quarters. These factors helped mitigate same-store sales that were slightly below the company’s low, single-digit target range and corresponding higher restaurant-level costs stemming from the company’s continued investment in store-level operations, as well as higher insurance expenses.

        Net income for the third quarter increased 9% to $16.2 million from $14.9 million in the year-earlier period. On a diluted per share basis, net income rose 14% to $0.40 versus $0.35 in the third quarter last year. Total revenues for the quarter increased 10% to $122.6 million from $111.3 million in the third quarter last year.

        Net income for the first nine months of fiscal 2003 rose 10% to $34.8 million from $31.6 million in the same period last year. On a diluted per share basis, net income increased 15% to $0.86 compared with $0.75 per diluted share in the same period last year. Total revenues for the first nine months of fiscal 2003 increased 11% to $311.5 million from $280.2 million in the same period last year.

        Commenting on the company’s results, Clifford Hudson, Chairman and Chief Executive Officer, said, “We are pleased to report solid financial and operational results for the third quarter, as Sonic again achieved record earnings for the period. Our growth shows the value of our multi-layered strategies and the substantial impact that our strong franchising orientation produces, in tandem with our ability to leverage corporate-level expenses and devote the company’s significant excess cash flow to the ongoing stock repurchases.”

        According to Hudson, Sonic’s system-wide same-store sales for the third quarter rose 0.3%, driven by a solid increase in traffic count. Sales during the quarter also were affected by lingering weakness in consumer sentiment as well as unusually frequent storms and extended periods of cool and wet weather that affected many of the company’s markets during April and May. These conditions have continued in the early part of June, during which time the company’s estimated same-store sales have been below its targeted range of a 1% to 3% increase.

        During the third quarter, Sonic opened 51 new drive-ins, including 35 by franchisees. This pace was well ahead of the 41 drive-ins opened in the third quarter of 2002, which included 33 by franchisees. Through the first nine months of 2003, Sonic opened 126 new drive-ins, including 99 franchised restaurants, versus 118 drive-ins opened during the first nine months of 2002, including 91 by franchisees. With new drive-in openings running at a record rate through the first nine months of the year, the company remains on track to open approximately 190-195 new drive-ins in fiscal 2003, including about 155-160 by franchisees.

        During the third quarter, the company also completed the roll-out of its breakfast program across the entire Sonic system, introducing the breakfast menu to approximately 1,300 remaining drive-ins. In addition, the company acquired 51 core-market drive-ins in the San Antonio, Texas market from a franchisee and sold 26 company-owned drive-ins to its franchisees primarily in two developing markets. These transactions resulted in a net addition of 25 drive-ins to company-owned operations during the quarter. As a result, the company’s overall revenue growth should increase to the 15% range over the next several quarters.

        Concluding, Hudson added: “We enter the final months of fiscal 2003 with strong, sales-driving initiatives, which include increased media spending, new products, and the recent addition of the breakfast program to the remaining 50% of our chain. We believe these initiatives, together with the continued benefit of higher franchise income and the ongoing leverage of corporate-level expenses, will enable Sonic to return to its low, single-digit target range for same-store sales growth in July and August and lead to our seventeenth consecutive year of positive same-store sales growth. As this occurs, the company is positioned to deliver at least 16% earnings per share growth in the fourth quarter. Longer term, we’ll continue to pursue new product news to remain fresh and relevant to customers, to enhance our differentiated menu and made-to-order service, and address the growing market for fresh, quality product offerings.”

        This press release contains forward-looking statements within the meaning of the federal securities laws. There are certain important factors that could cause actual results to differ materially from those anticipated by the statements made herein. Among the factors that could cause actual results to differ from predicted or expected results are: delays in opening new stores because of weather, strikes, local permitting or other reasons; increased competition; cost increases or shortages in raw food products; risks of foodborne illness; and the possibility of unforeseen events affecting the industry generally. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

        Sonic Corp. franchises and operates the largest chain of drive-in restaurants in the United States. For more information about the company, visit Sonic’s website at sonicdrivein.com. An audio-video simulcast of Sonic’s third quarter conference call can be accessed at the company’s web site. The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, June 24, 2003. An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until July 24, 2003.

SONIC CORP.
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2003	2002	2003	2002
Revenues	$122,605	$111,291	$311,542	$280,196
Income from operations	27,205	25,269	60,034	54,901
Net income	16,167	14,892	34,785	31,550
Net income per share - diluted	0.40	0.35	0.86	0.75
Weighted average shares - diluted	40,531	42,430	40,599	42,159

SONIC CORP.
Unaudited Supplemental Information

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2003	2002	2003	2002
Operating Statistics
Restaurants in operation:
Company-owned:
Total at beginning of period	450	409	452	393
Opened	16	8	27	27
Acquired from (sold to) franchisees, net	25	22	12	20
Closed	(1)	—	(1)	(1)

Total at end of period	490	439	490	439

Franchised:
Total at beginning of period	2,150	2,023	2,081	1,966
Opened	35	33	99	91
Acquired from (sold to) company, net	(25)	(22)	(12)	(20)
Closed (net of reopening)	(3)	(2)	(11)	(5)

Total at end of period	2,157	2,032	2,157	2,032

System-wide:
Total at beginning of period	2,600	2,432	2,533	2,359
Opened	51	41	126	118
Closed (net of reopening)	(4)	(2)	(12)	(6)

Total at end of period	2,647	2,471	2,647	2,471

Sales Analysis ($ in thousands)
Company-owned restaurants:
Total sales	$102,214	$92,280	$258,616	$231,356
Average restaurant sales	221	217	567	566
Change in same-store sales	0.6%	2.4%	0.4%	2.6%
Franchised restaurants:
Total sales	$548,774	$512,160	$1,423,473	$1,335,824
Average restaurant sales	256	256	672	674
Change in same-store sales	0.2%	3.2%	-0.2%	4.2%
System-wide:
Total sales	$650,988	$604,440	$1,682,089	$1,567,180
Average restaurant sales	250	248	654	653
Change in same-store sales	0.3%	3.1%	-0.1%	4.0%

Core and Developing Markets ($ in thousands)
System-wide average restaurant sales:
Core markets	$261	$257	$686	$678
Developing markets	219	223	567	583
System-wide change in same-store sales:
Core markets	1.3%	4.5%	1.4%	5.3%
Developing markets	-2.9%	-2.2%	-5.1%	-1.4%

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2003	2002	2003	2002
Income Statement Data
Revenues:
Company-owned restaurant sales	$102,214	$92,280	$258,616	$231,356
Franchised restaurants:
Franchise royalties	18,582	16,816	47,275	43,219
Franchise fees	1,062	930	3,007	2,658
Other	747	1,265	2,644	2,963

	122,605	111,291	311,542	280,196
Costs and expenses:
Company-owned restaurants:
Food and packaging	25,963	23,594	67,112	60,770
Payroll and other employee benefits	29,709	25,839	77,431	66,575
Other operating expenses	17,664	15,539	49,602	43,484

	73,336	64,972	194,145	170,829
Selling, general and administrative	9,483	8,729	26,123	24,173
Depreciation and amortization	7,330	6,611	21,297	19,305
Minority interest in earnings of restaurants	5,251	5,106	9,943	9,817
Provision for impairment of long-lived assets	—	604	—	1,171

	95,400	86,022	251,508	225,295

Income from operations	27,205	25,269	60,034	54,901

Interest expense	1,770	1,807	5,474	5,398
Interest income	(329)	(271)	(874)	(776)

Net interest expense	1,441	1,536	4,600	4,622

Income before income taxes	25,764	23,733	55,434	50,279
Provision for income taxes	9,597	8,841	20,649	18,729

Net income	$16,167	$14,892	$34,785	$31,550

Net income per share:
Basic	$0.41	$0.37	$0.89	$0.79

Diluted	$0.40	$0.35	$0.86	$0.75

Weighted average shares used in calculation:
Basic	38,833	40,298	38,912	40,103

Diluted	40,531	42,430	40,599	42,159

SONIC CORP.
Unaudited Supplemental Information

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2003	2002	2003	2002
Margin Analysis
Company-owned restaurants:
Food and packaging	25.4%	25.6%	26.0%	26.2%
Payroll and employee benefits	29.0%	28.0%	29.9%	28.8%
Other operating expenses	17.3%	16.8%	19.2%	18.8%

	71.7%	70.4%	75.1%	73.8%

	May 31, 2003	August 31, 2002
	(In thousands)
Balance Sheet Data
Total assets	$472,458	$405,356
Current assets	32,156	29,973
Current liabilities	38,188	42,915
Obligations under capital leases, long-term debt,
and other non-current liabilities	189,571	131,771
Stockholders' equity	244,699	230,670